[GRAPHIC OMITTED]







                                 April 27, 2000




Dear Shareholders:

          The 2000 Annual Meeting of Shareholders Federal Trust Corporation is being held on Friday, May 26, 2000 at 10:00 a.m. at The Farmers' Market, 200 West New England Street, Winter Park, Florida. As stated in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement dated April 21, 2000, there are three items which you are being asked to consider and vote on:

         *  The election of one Class I Director, for a three-year term;

         * The ratification of the appointment of the independent auditors for Federal Trust Corporation for the year ending December 31, 2000;

         * A proposal that would allow us to adjourn the Annual Meeting to continue to solicit proxies to obtain the necessary votes if we have not received sufficient
            proxies  to   approve   one  or  more  of  the  above
            proposals.

         At the Annual Meeting we will also go over some of management's thoughts for this year. Members of the Board of Directors will be present to greet you, along with our executive officers and employees. We hope you are able to make plans to attend the Annual Meeting.

         YOUR VOTE IS IMPORTANT. In order to assist us with the tabulation of the proxies, we would ask that you mark your vote for each of the proposals and return the enclosed Proxy Card in the envelope provided, as soon as possible.

         On behalf of the Board of Directors and all the employees of Federal Trust Corporation, we look forward to seeing you at the Annual Meeting.

                                                     Sincerely,


                                                     /s/ James V. Suskiewich

                                                     James V.  Suskiewich
                                                     Chairman of the Board

                            FEDERAL TRUST CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 26, 2000

                            -------------------------

OUR SHAREHOLDERS:

         NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Shareholders ("Annual Meeting") of Federal Trust Corporation will be held at The Farmers' Market, 200 West New England Street, Winter Park, Florida on Friday, May 26, 2000 at 10:00 a.m. Eastern Time to consider and vote upon the following matters:

                  Proposal I.       Election of one Class I Director, Kenneth W.
                                    Hill,  for a three-year term;

                  Proposal II.      Ratification of the selection of KPMG Peat
                                    Marwick LLP as the independent auditors for the fiscal year ending December 31, 2000;
                                    and

                  Proposal III.     A  proposal   that  would   allow  the
                                    adjournment of the Annual Meeting to solicit additional proxies in the event that there are not sufficient votes to approve any one or more of the Proposals.

         Information relating to the above matters is set forth in the attached Proxy Statement. Only those shareholders who were shareholders of record at the close of business on March 31, 2000, are entitled to receive notice of and to vote at the Annual Meeting, or at any adjournments thereof.

         Shareholders are cordially invited to attend the Annual Meeting in person, but we urge you to complete, sign, and date the enclosed proxy and return it in the envelope provided as promptly as possible.

                                          By Order of the Board of Directors

                                          /s/ James V. Suskiewich

                                          JAMES V. SUSKIEWICH

                                          Chairman of the Board

Winter Park, Florida
April 21, 2000

[GRAPHIC OMITTED]





                                 PROXY STATEMENT
                       2000 ANNUAL MEETING OF SHAREHOLDERS

General Information

         DATE:                      Friday, May 26, 2000

         TIME:                      10:00 a.m. (Eastern Time)

         LOCATION:                  The Farmers Market

                                    200 West New England Street
                                    Winter Park, Florida

         This Proxy Statement and accompanying Proxy Card are being furnished to shareholders of Federal Trust Corporation ("Federal Trust"), the parent company of Federal Trust Bank (the "Bank"), in connection with the solicitation by the Board of Directors of proxies to be used at the 2000 Annual Meeting of Shareholders, or at any adjournments thereof (the "Annual Meeting"). Please note that Federal Trust and the Bank are collectively referred to as the "Company" in this Proxy Statement.

Solicitation and Voting of Proxies

         Regardless of the number of shares of common stock that you may own, it is important that as a shareholder, you be represented at the Annual Meeting. We would ask that you complete the enclosed Proxy Card and return it signed and dated in the enclosed prepaid envelope. Please remember to indicate the way you wish to vote in the box or space provided on the Proxy Card. Proxies solicited by the Board of Directors will be voted in accordance with the directions given. Where no instructions are indicated, proxies will be voted:

         "FOR" the Class I Director nominee;

         "FOR" the ratification of KPMG Peat Marwick LLP as our auditors for the fiscal year ending December 31, 2000; and

         "FOR" the adjournment of the Annual Meeting to solicit additional proxies in the event that there are not sufficient votes to approve any one or more of the foregoing Proposals.

Securities Entitled to Vote

         The securities that can be voted at the 2000 Annual Meeting are 4,947,911 shares of common stock. Only shareholders of record as of the close of business on March 31, 2000 (the "Record Date") are entitled to receive notice of, and to vote at, the Annual Meeting. The holders of the common stock are entitled to one vote for each share owned on each matter submitted to the shareholders. On the Record Date, there were no other classes of capital stock outstanding.

Voting Procedures

         According to our Bylaws, a majority of shares entitled to vote and be represented in person or by proxy at a meeting of the shareholders constitutes a quorum. Under the Florida Business Corporation Act ("Act"), directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Other matters are approved if affirmative votes cast by the holders of the shares represented at a meeting at which a quorum is present and entitled to vote on the subject matter exceed votes opposing the action unless a greater number of affirmative votes or voting by classes is required by the Act or Federal Trust's Amended and Restated Articles of Incorporation.

         If your shares are held in street name, your brokerage firm may, under certain circumstances, vote your shares. Brokerage firms have authority under New York Stock Exchange rules to vote customers' unvoted shares on certain "routine" matters, including election of directors. There are no non-routine matters being considered at this Annual Meeting. If you do not execute your proxy, your brokerage firm may either vote your shares or leave your shares unvoted.

         We encourage you to provide instructions to your brokerage firm for voting your proxy. This ensures your shares will be voted at the Annual Meeting. When a brokerage firm votes its customer's unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting.

Revocation of Proxy

         Your presence at this Annual Meeting will not automatically revoke your Proxy. You may revoke a Proxy at any time prior to the polls closing at the Annual Meeting by:

                  * filing a written notice of revocation with our Corporate Secretary; * delivering to us a duly executed Proxy Card bearing a later date; or * attending the Annual Meeting and voting in person.

Costs of Solicitation

         Federal Trust will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying Proxy Card, the 1999 Annual Report, and any additional material that may be furnished to shareholders. In addition to the use of the mails, proxies may be solicited by direct communication with certain shareholders or their representatives, including without limitation, telephone, telegraph or personal contact by our officers and employees who will not be specifically compensated for their services in this regard. We have retained Regan & Associates, Inc., New York, New York, to aid in the solicitation of shareholders, brokers, banks and others institutional investors for an estimated fee of $4,500. Arrangements have been made with brokerage houses, nominees and other custodians and fiduciaries to send proxy materials to their principals and their reasonable expenses will be reimbursed on request.

Security Ownership of Certain Beneficial Owners

         As of the Record Date, except for the following, we know of no person that beneficially owns more than 5% of the outstanding shares of Federal Trust's common stock as of the Record Date.

   Name and Address

   of Beneficial Owner                   Number of Shares      Percent of Class

   William R. Hough & Co.                        495,241*                9.96%
   100 Second Avenue South, Suite 800
   St. Petersburg, Florida 33701


* Includes 247,641 shares owned by WRH Mortgage, Inc. and 244,600 shares owned by William R. Hough & Co. as disclosed in the Form 4 filed with the Securities and Exchange Commission ("SEC") on July 1, 1998.

         Section 16(a) of the Securities Act of 1934 requires our directors, certain officers and 10% stockholders, if any, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and 10% stockholders, if any, are required by SEC regulations to furnish Federal Trust with copies of all Section 16(a) reports they file, including reports on Form 5 which are filed with the SEC annually.

         Based solely on our review of the copies of the forms we have received, or written representations from certain reporting persons that no reports on Form 5 were required for those persons, it is our belief that during 1999 all filings applicable to our officers, directors and 10% stockholders were made timely.

                                   PROPOSAL I
                        ELECTION OF ONE CLASS I DIRECTOR

         Our Board of Directors is currently composed of five members, who are divided into three classes. Every year, members of one class of directors are elected for three-year terms. This year, one Class I director is to be elected. The nominee for this year's Annual Meeting is Kenneth W. Hill. Should Mr. Hill, for any reason, be unable to serve, the shares represented by all valid proxies will be voted for such other person as may be recommended by the Board of Directors.

Information Concerning Directors

         The following table sets forth the names and ages of all of our directors, including the sole nominee, a description of their positions and offices with Federal Trust, a brief description of their principal occupation and business experience during the last five years, and certain other information including the number of shares of common stock they beneficially owned as of the Record Date. Except as otherwise indicated below, this table includes all shares of common stock for which the director has sole voting and investment power, has shared voting and investment power with a spouse, or holds in an IRA or other retirement program.

NOMINEE - CLASS I DIRECTOR

Photo      Kenneth W. Hill, age 66, has         25,000 shares of common stock
           been a director of Federal Trust     Less than 1% of the outstanding
           since 1997 and director of the       common stock
           Bank since 1995. Mr. Hill, from
           1983 through 1995, was the Vice
           President and Trust Officer of
           SunBank, N.A. Orlando, Florida.
           Mr. Hill resides in Orlando,
           Florida.

CONTINUING CLASS II DIRECTORS

Photo      George W. Foster, age 70, is a      11,343 shares of common stock
           retired banker and has been a       Less than 1% of outstanding
           director of Federal Trust since     common stock
           1997.  From 1990 through 1993,
           he served as President and CEO of
           the Bank, and as a director of the
           Bank since 1990.  Mr. Foster
           resides in Longwood, Florida.

Photo      Aubrey H. Wright, Jr., age 53,      100,100(1) shares of common stock
           has been a director of Federal      1.99% of outstanding common stock
           Trust since 1995.  He has been the
           Chief Financial Officer of Federal
           Trust since April 1994, and Senior
           Vice President, CFO and a director
           of the Bank since June 1993. Mr.
           Wright resides in Winter Park,
           Florida.

CONTINUING CLASS III DIRECTORS

Photo      Dr. Samuel C. Certo, age 52, has     52,000(2) shares of common stock
           been a director of Federal Trust     1.04% of the outstanding common
           since 1997 and a director of the     stock
           Bank since 1996.  He is the former
           Dean and a Professor of Manage-
           ment in the Crummer Graduate
           School of Business at Rollins
           College in Winter Park. Since
           1986, Dr. Certo serves as a
           business consultant and has
           published textbooks in the areas of
           management and strategic
           management and has been
           involved in executive education
           for the past 20 years.  Dr. Certo
           resides in Longwood, Florida.

Photo    James V. Suskiewich, age 52, has     225,351(3) shares of common stock
         been a director of Federal Trust     4.45% of common stock outstanding
         since 1994 and is currently
         Chairman of the Board. He has
         served as President and Chief
         Executive Officer ("CEO") of the
         Company since July 1996.  Since
         January 1993, he has been
         President, CEO and a director of
         the Bank.  Mr. Suskiewich resides
         in Apopka, Florida.

         Directors,  executive officers and 551,781
         (4)(5)  shares of common stock  affiliates
         as a group (10 persons) 11.15%(5) of the outstanding common stock(2)

(1)  Includes 70,000 shares covered under stock options.
(2)  Includes 25,000 shares covered under stock options.
(3) Includes 46,409 shares held as trustee under Federal Trust's ESOP with respect to which Mr. Suskiewich exercises sole voting and investment power, and 120,000 shares covered under stock options.

(4) Includes 10,000 shares owned by Dennis J. Harward (a director of the Bank), 48,065 shares owned by Louis E. Laubscher, Vice President and Chief Loan Officer for the Bank (and 30,000 shares covered under stock options); 9,442 shares owned by Jennifer B. Brodnax, Vice President/Operations for the Bank (and 15,000 shares covered under stock options); 10,351 shares owned by Kevin L. Kranz, Vice President/Loan Servicing for the Bank (and 15,000 shares covered under stock options); and 10,127 shares owned by Thomas J. Punzak, Vice President/Accounting for the Bank (and 15,000 shares covered under stock options).

(5) Includes 265,000 shares covered under stock options. Percentage based on 5,237,911 shares, of which 4,947,911 shares were outstanding as of the Record Date and 265,000 shares covered under stock options.

              The Board of Directors recommends that you vote "FOR"
                             the Directors' Slate.

--------------------------------------------------------------------------------

Meetings, Committees and Compensation of Directors

         The Board of Directors of Federal Trust conducts its business through meetings of the full Board. There are no individual committees. During the fiscal year ended December 31, 1999, the Board of Directors met nine times. Each director attended 100% of the meetings of the Board of Directors.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         Compensation. The following table sets forth, for the fiscal years ended December 31, 1999, 1998, and 1997, the total compensation paid to or accrued by the Chief Executive Officer ("CEO") and the other two executive officers of the Company, whose aggregate salaries and bonuses exceeded $100,000 per year.




                             Annual Compensation (1)
-----------------------------------------------------------------------------------------------------
      Name and                                                                Other Annual     Restricted Stock
Principal Position(1)          Year    Salary    Bonus (2)  Directors' Fees  Compensation(3)       Awards(4)         Options(5)
------------------------       ----    ------    ---------  ---------------  ---------------  ------------------    ----------

James V. Suskiewich,           1999   $149,615  $34,000          $17,500        $47,818           $  3,024           $      -
President/CEO of the Company   1998    145,807   31,000           13,750         39,080             22,562            120,000
President/CEO of               1997    134,441   41,000           17,000         21,446                  -                  -
   the Bank

Aubrey H. Wright, Jr.          1999     94,000   12,000           12,500         26,206              2,011                  -
CFO of the Company             1998     93,254   12,000           11,000         20,488             14,321             70,000
Senior Vice President/         1997     84,808   18,500            9,500          8,291                  -                  -
   CFO of the Bank

Louis E. Laubscher             1999     80,000   23,500              -            4,161             11,390                  -
Vice President/Chief Lending   1998     77,053   46,505              -            4,049                  -             30,000
   Officer of the Bank         1997     74,038   29,966              -            3,908                  -                  -



    (1) Includes all compensation in the year earned whether received or deferred at the election of the executive.
    (2) Includes $23,500, $45,505 and $28,966 in incentive bonuses for Mr. Laubscher based on resolutions of non-performing loans and REOs in 1999, 1998 and 1997, respectively.
    (3)       Includes the estimated value of:

              James V. Suskiewich                   1999        1998       1997
              -------------------                 --------    -------      ----

              Health & Life insurance premiums    $ 4,244   $   4,244   $  4,126
              Use of Company automobile             5,337       5,829      5,924
              Social/Country Club Dues              5,117       4,531      5,600
              Supplemental Retirement Plan         33,120      24,476      5,796
                                                  -------      ------     ------
                               Total:             $47,818    $ 39,080    $21,446
                                                   ======      ======     ======

              Aubrey H. Wright, Jr.                1999         1998       1997
              ---------------------              --------     -------      -----
              Health & Life insurance premiums   $  4,222   $   4,974   $  5,477
              Supplemental Retirement Plan         21,984      15,514      2,814
                                                   ------      ------     ------
                               Total:             $26,206    $ 20,488   $  8,291
                                                   ======      ======     ======

              Louis E.  Laubscher                  1999         1998       1997
              -------------------                --------     -------      -----
              Health & Life insurance premiums   $  4,161    $  4,049   $  3,908
                                                  =======      ======     ======


    (4) Includes value of fully vested participation in Federal Trust's Employee Stock Ownership Plan ("ESOP"). In 1990, Federal Trust adopted an ESOP which provides that the Company can make a contribution to a trust fund for the purpose of purchasing shares of Federal Trust's common stock on behalf of the participants. The Company pays the entire cost of the ESOP and all salaried employees of the Company who have completed six months of service are eligible to participate. The ESOP is qualified under Section 497(e)(7) of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code") under which subsidiaries may act as participating employees. In addition, the ESOP meets all applicable requirements of the Tax Replacement Act of 1986 and is qualified under Section 401(c) of the Internal Revenue Code.

    (5) On January 30, 1998, the Board of Directors adopted the 1998 Key Employee Stock Compensation Program ("Program") for the benefit of officers and other key employees of the Company. The Program is comprised of four parts: an Incentive Stock Option Plan, a Compensatory Stock Option Plan, a Stock Appreciation Rights Plan and a Performance Plan. The Program provides for a maximum of 325,000 shares of authorized common stock to be reserved for future issuance pursuant to stock options granted under one of the four enumerated parts of the Program. The Program was subject to approval by the shareholders, which was obtained at the 1998 Annual Meeting of Shareholders. The exercise price of each option is $4.00 per share, the fair market value of the common stock on January 30, 1998. The closing price for the common stock on March 27, 2000, was $2.63 per share. The stock options vest at the rate of 20% per year and a stock option may be exercised at any time on or after six months after the date of grant until ten years after the date of grant. Unless terminated, this Program shall remain in effect for a period of ten years ending on the tenth anniversary of the effective date of the Program.

                                       -6-

         Employee Stock Ownership Plan ("ESOP"). All full-time salaried employees of the Company are participants in the ESOP. Executive officers are eligible to participate in the ESOP, but directors are not eligible unless they are also full-time salaried employees. A participant's interest in the ESOP is vested after five years of service and there is no vesting prior to that period of time. As of December 31, 1999, ten employees had vested interests in the ESOP. Mr. Suskiewich, Mr. Wright and Mr. Laubscher are now fully vested in the ESOP.

         ESOP contributions are determined annually by the respective Boards of Directors, taking into consideration prevailing financial conditions, the Company's fiscal requirements and other factors deemed relevant by the Board. In general, contributions of up to 15% of total compensation paid to employees during the year can be made to the ESOP. The contribution made on behalf of each participant equals the proportion that each such participant's compensation for the year bears to the total compensation of all participants for such year. In 1999 and 1998, cash contributions of $7,300 and $50,782, respectively, were made to the ESOP. At December 31, 1999, the Bank had accrued $100,000 for its 1999 ESOP contribution, which was funded in February 2000.

Options and Long-term Compensation

         1993 Stock Option Plan for Directors. On May 5, 1993, the Board of Directors of Federal Trust approved a Stock Option Plan for Directors (the "1993 Plan"). The 1993 Plan provided that a maximum of 176,968 shares of common stock (the "Option Shares") were to be made available to directors and former directors of the Company. Options for all the Option Shares were issued on May 6, 1993. The options were for a term of ten years from the date of grant. The options were issued at an exercise price of $6.40 per share, determined at the time of issuance to be the fair market value of the underlying common stock subject to the option on the date the option was granted. Options held by an active director were canceled immediately if such director was removed for "cause" as defined in the 1993 Plan.

         On March 7, 1997, the Board of Directors rescinded the 1993 Plan. No stock options or stock appreciation rights were granted after January 1, 1997.

         1998 Directors' Stock Option Plan. The 1998 Directors' Stock Option Plan (the "1998 Plan") was approved by the shareholders of Federal Trust at the 1998 Annual Meeting of Shareholders. The 1998 Plan authorizes the granting of non-statutory stock options (options which do not qualify as incentive stock options).

         Each non-employee director was granted an option to purchase 25,000 shares of common stock on the Effective Date (as defined in the 1998 Plan). New directors elected or appointed to either of the Company's Boards of Directors may be granted options to purchase shares of common stock, as determined by the respective Boards of Directors in their sole discretion.

         The per share exercise price at which the shares of common stock may be purchased upon exercise of a granted option will be equal to the fair market value of a share of common stock as of the date of grant. The exercise price for the options that have been granted to date is $4.00 per share, the fair market price of the common stock on January 30, 1998. The closing price for the common stock on March 27, 2000, was $2.63 per share. For the purposes of the 1998 Plan, the fair market value of a share of common stock is the closing sale price of a share of common stock on the date the option granted (or, if such day is not a trading day on the U.S. markets, on the nearest preceding trading day), as reported with respect to the principal market (or the composite of the markets, if more than one), or national quotation system in which such shares are then traded. If no such closing prices are reported, the fair market value will be the mean between the closing high bid and low asked prices of a share of common stock on the principal market or national quotation system then in use, or if no such quotations are available, the price furnished by a professional securities dealer making a market in such shares selected by the Board.

         An option may be exercised at any time on or after six months after the date of grant up until ten years after the date of grant. Unless terminated, the 1998 Plan shall remain in effect for a period of ten years, ending on the tenth anniversary of the Effective Date.

Director Compensation

         Beginning on July 1, 1998, each director of the Company receives a director's fee of $750 for each quarter of service. Directors receive no per-meeting fees.

Report of Board of Directors

         Compensation for our executive officers is determined by the respective Boards of Directors, excluding any director who is also an executive officer. Current directors who are not executive officers of the Company are George W. Foster, Dr. Samuel C. Certo and Kenneth W. Hill. Initially, the Bank's CEO/President determines the salary range recommendations for all employees, including executives other than himself. The CEO/President then presents his recommendations to the respective Boards, which review and analyze information that has been submitted. Thereafter, the Boards determine the compensation of their respective executive officers, including the compensation of the CEO/President.

     Executive Compensation Policies and Program. Our executive compensation program is designed to:

           * Attract and retain qualified management; * Enhance short-term financial goals; and * Enhance long-term shareholder value.

         We strive to pay each executive officer the base salary that would be paid on the open market for a fully qualified officer of that position. The respective Boards of Directors determine the level of base salary and any incentive bonus plan for the CEO/President of Federal Trust and the Bank and certain senior executive officers, based upon competitive norms, derived from annual surveys published by the Florida Bankers' Association and private companies specializing in executive compensation analysis for financial institutions. Such surveys provide information regarding compensation of financial institution officers and employees based on size and geographic location of the financial institution and serve as a benchmark for determining executive salaries. Our executive salaries and bonus ranges are set at or near the median for executives at similar financial institutions. Changes to base salaries and discretionary bonus awards are based upon an evaluation of the officer's responsibilities and individual performance standards, along with the Company's overall performance for the year end. Each officer is given the opportunity to earn an annual performance bonus, generally in the range of approximately 10-40% of his or her base salary. In fiscal year 1999, bonuses were paid to executive officers for: (i) the Company's overall performance (based on the discretionary evaluation); (ii) the Company achieving its eighth, ninth, tenth and eleventh consecutive profitable quarters; (iii) the timely relocation of the administrative offices to Sanford; and (iv) the negotiation of a new corporate and branch office in Winter Park, Florida.

         Compensation of the Chief Executive Officer. Federal Trust's President and CEO does not receive compensation, but is compensated in his position as President and CEO of the Bank. Federal Trust reimburses the Bank for the time that the President and CEO spends on holding company matters.

Compensation Committee Interlocks and Insider Participation in Compensation
  Decisions

         James V. Suskiewich, Federal Trust's President and CEO, who also is the President and CEO of the Bank, along with Aubrey H. Wright, Jr. Chief Financial Officer, who is also the Senior Vice President and Chief Financial Officer of the Bank, are both members of the Boards of Directors for Federal Trust and the Bank. Mr. Suskiewich and Mr. Wright participated in deliberations of the respective Boards regarding executive compensation, but did not participate in any deliberations regarding their individual compensation.

Employment Contracts

         Federal Trust and the Bank have jointly entered into employment agreements with two of their executive officers, James V. Suskiewich, President and CEO and Aubrey H. Wright, Jr., Senior Vice President and CFO. The Bank has also entered into an employment agreement with Louis E. Laubscher, its Vice President and Chief Loan Officer. The following is a summary of the three employment agreements.

         James V. Suskiewich. Mr. Suskiewich's employment agreement was significantly amended and re- executed on December 18, 1998. Pursuant to its terms, Mr. Suskiewich is to receive a base salary, plus reimbursement of reasonable business expenses. In addition, for any quarter in which the Bank's after-tax earnings are at least 0.50% of its average quarterly assets on an annualized basis, Mr. Suskiewich is to receive a bonus equal to 3% of the Bank's quarterly net, pre-tax income. Mr. Suskiewich is also entitled to discretionary performance bonuses to be paid annually for the duration of the agreement. For the year ended December 31, 1999, Mr. Suskiewich received a bonus of $34,000.

         The original term of Mr. Suskiewich's employment agreement was three years. Each day during the term of the agreement, the agreement automatically renews for one additional day. Therefore, at all times, Mr. Suskiewich's agreement has a three-year term. The respective Boards of Directors review the agreement annually to determine whether the agreement should continue to be extended. Any party to the agreement may cease the automatic renewals by notifying the other parties of their intent to not renew. In addition, any party may terminate the agreement by delivering to the other parties a notice of termination. The date of termination is either 60 or 90 days (depending on the reason for termination) after delivery of the notice.

         Mr. Suskiewich's employment agreement provides for termination by the Company for reasons other than for "cause" and by Mr. Suskiewich for "good reason," as those terms are defined in the agreement. In the event the employment agreement is terminated by the Company for reasons other than for "cause" or by Mr. Suskiewich for "good reason," he shall be entitled to severance payments. The severance payment would be in a lump sum equal to the total annual compensation for the remainder of the term of the employment agreement, the performance bonus due for the quarter of termination, an annualized portion of any long term incentives to later come due, and the amount of annual club dues for the year of termination multiplied by the amount of time remaining on the term of his employment agreement.

         In the event of a change in control of Federal Trust or the Bank, Mr. Suskiewich will be entitled to a special incentive bonus equal to three times his annual salary multiplied by the price/book value ratio at which Federal Trust or the Bank is acquired. The agreement also includes a "gross up" payment clause, should the severance payments received be subject to federal excise taxes under Section 4999 of the Internal Revenue Code. Under this scenario, Federal Trust and/or the Bank would increase Mr. Suskiewich's severance payment so that the net proceeds from such payments will equal the amount of severance payments due under the terms of the employment agreement.

         The employment agreement also permits Mr. Suskiewich to terminate his employment voluntarily. In the event of voluntary termination, except as previously described herein, all rights and benefits under the contract shall immediately terminate upon the effective date of such termination.

         Aubrey H. Wright, Jr. Mr. Wright's employment agreement became effective on September 1, 1995, and had an original term of three years. By September 15th of each subsequent year, Federal Trust and the Bank are to review Mr. Wright's performance to determine whether the term of the agreement should be extended for an additional year. Under the employment agreement, Mr. Wright is entitled to receive a base salary, plus reimbursement of reasonable business expenses. In addition, for any quarter in which the Bank meets the "Well Capitalized" definition under federal banking regulations and its quarterly after-tax earnings are at least 0.50% of its average quarterly assets on an annualized basis, Mr. Wright is to receive a bonus equal to 1% of the Bank's quarterly net, pre-tax income. He is also entitled to discretionary performance bonuses payable annually for the duration of the employment agreement. For the year ended December 31, 1999, Mr. Wright received a bonus of $12,000.

         In the event Mr. Wright's employment is terminated for reasons other than for "just cause" or he terminates his employment for "good reason," as those terms are defined in his employment agreement, he shall receive as a severance payment the total annual compensation due for the remainder of the term of his employment agreement plus any incentive bonus which he would then be entitled. In the event of a change in control of Federal Trust or the Bank, Mr. Wright will be entitled to a special incentive bonus equal to two times his annual salary then in effect, multiplied by the price/book value ratio at which Federal Trust or the Bank is acquired. However, if he accepts employment with the acquiror, he shall instead receive a bonus of 50% of his salary then in effect, multiplied by the price/book value ratio at which Federal Trust or the Bank is acquired.

         The employment agreement permits Mr. Wright to terminate his employment voluntarily. In the event of voluntary termination, except as previously described herein, all rights and benefits under the contract shall immediately terminate upon the effective date of such termination.

         Louis E. Laubscher. Mr. Laubscher's employment agreement became effective on February 1, 1999. The agreement replaces a previous Employee Severance Agreement between Mr. Laubscher and the Bank. Under the terms of the employment agreement, Mr. Laubscher is entitled to receive a base salary, plus reimbursement of reasonable business expenses. He is also entitled to discretionary performance bonuses payable annually for the duration of the agreement and to participate in any bonus and incentive programs adopted by the Bank. For the year ended December 31, 1999, Mr. Laubscher received a performance bonus of $23,500.

         The original term of Mr. Laubscher's employment agreement is one year. Each day during its term, however, the agreement automatically renews for one additional day so that the agreement, at all times, has a one year term. Either party to the agreement may cease the automatic renewals by notifying the other party of their intent to not renew. In addition, either party may terminate the agreement by delivering the other party a notice of termination. A termination is effective 30 days after delivery of the notice.

         Mr. Laubscher's employment agreement provides for termination by the Bank for reasons other than for "just cause," as well as by Mr. Laubscher for "good reason," as those terms are defined in the employment agreement. In the event his employment agreement is terminated by the Bank for reasons other than for "just cause" or by Mr. Laubscher for "good reason," he would be entitled to severance payments.

         In the event Mr. Laubscher's employment is terminated by the Bank for other than "just cause" or by Mr. Laubscher for "good reason," he will be entitled to his annual base salary and any bonus he would have then been entitled to under the agreement. In the event of termination due to a change in control, he will be entitled to a sum equal to two-times his annual base salary. Mr. Laubscher will receive these sums in semi-monthly instalments. Furthermore, for the longer of one year or the remaining term of the agreement, the Bank is to maintain in full force and effect any benefit plans or programs Mr. Laubscher was entitled to participate in at the time of his termination.

         In addition, the employment agreement permits Mr. Laubscher to terminate his employment voluntarily. In the event of voluntary termination, except as previously described herein, all rights and benefits under the contract shall immediately terminate upon the effective date of such termination.

1998 Key Employee Incentive Stock Compensation Program

         The 1998 Key Employee Stock Compensation Program ("Program") was approved by the shareholders at the 1998 Annual Meeting of Shareholders. The Program is for the benefit of officers and other key employees of the Company. The Program is comprised of four parts: an Incentive Stock Option Plan, a Compensatory Stock Option Plan, a Stock Appreciation Rights Plan and a Performance Plan.

         The Program provides for a maximum of 325,000 shares of authorized common stock to be reserved for future issuance pursuant to the exercise of stock options ("Options") granted under the Program, unless otherwise adjusted. Stock appreciation rights, which enable the recipient on exercise to elect payment wholly or partially in cash based upon increases in the market value of the stock from the date of the grant, may also be awarded under the Program.

         Options granted under the Program are exercisable in one or more installments and may be exercisable on a cumulative basis, as determined by a committee formed to administer the Program. Options granted are exercisable for a term not longer than ten years. Options are not transferable and will terminate within a period of time following termination of employment. In the event of a change in control or a threatened change in control, all Options granted before such event shall become immediately exercisable; provided, however, that no Options shall be exercisable for a period of six months from the date of grant. The term "control" generally means the acquisition of 10% or more of the voting securities of Federal Trust by any person or group of persons acting as a group. This provision may have the effect of deterring hostile changes in control by increasing the costs of acquiring control.

         Options granted under the Program will be either "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code, as amended, which are designed to result in beneficial tax treatment to the employee but no tax deduction to Federal Trust, or "compensatory stock options" which do not give the employee certain benefits of an incentive stock option, but will entitle Federal Trust to a tax deduction when the Options are exercised. The Option exercise price of incentive stock options may not be less than the fair market value of common stock on the date the Option is granted. Compensatory stock options may be exercisable at a price equal to or less than the fair market value of a share of common stock at the time of the grant of the Option. At December 31, 1999, no compensatory stock options had been granted.

         A committee consisting of not less than three directors of the Company (none of whom is a full-time officer or other salaried employee of Federal Trust or the Bank) has been given authority to administer the Program and to grant options, stock appreciation rights and share awards thereunder. The current Program Administrators are George W. Foster, Kenneth W. Hill and Dr. Samuel C. Certo. The Program Administrators may make grants under the Program at its discretion from time to time to full-time employees of the Company, including those who are directors and officers. Directors who are not full-time salaried employees are not eligible to participate in the Program.

         The following table shows the incentive stock options granted under the Program to certain officers of the Company. No consideration has been received by Federal Trust in return for the grant of the Options, although consideration would be received upon exercise of the Options. The exercise price of each Option is $4.00 per share, the fair market value of the common stock on January 30, 1998, based upon the "bid price" on that date. For financial reporting purposes, there will be no charge to the income of Federal Trust in connection with the grant or exercise of an Option. As of March 27, 2000, the market value of the common stock was $2.63 per share.

                                                              Number of Shares
                                                                  Subject to
        Name                      Title                        Options Granted
  -------------------      -----------------------------     ------------------

  James V. Suskiewich      President/CEO                           120,000
  Aubrey H. Wright, Jr.    Senior Vice President/CFO                70,000
  Louis E. Laubscher       Vice President/CLO                       30,000
  Jennifer B. Brodnax      Vice President/Operations                15,000
  Kevin L. Kranz           Vice President/Loan Servicing            15,000
  Thomas J. Punzak         Vice President/Accounting                15,000
                                                                    ------

                           Total                                   265,000
                                                                   =======

         The grant of stock appreciation rights would require charges to the income of Federal Trust based on the amount of the appreciation, if any, in the average market price of the common stock to which the appreciation rights are related over the option price of those shares. In the event of a decline in the market price of our common stock subsequent to a charge against earnings related to the estimated costs of stock appreciation rights, a reversal of prior charges is made in the amount of such decline (but not to exceed aggregate prior increases). Share awards also require a charge to income equal to the amount of the award when it becomes likely that the shares will be awarded, with subsequent increases or decreases in the market price of the common stock prior to the actual awarding of the shares treated in the same manner as stock appreciation rights. No stock appreciation rights or share awards have been granted or are presently intended to be granted under the Program.

         The terms of the Program may be amended by the Program Administrators except that no amendment may increase the maximum number of shares included in the Program, change the exercise price of incentive stock options, increase the maximum term established for any Option, stock appreciation right or share award, or permit any grant to a person who is not a full-time employee of the Company.

                          TRANSACTIONS WITH MANAGEMENT

Indebtedness of Management

         In 1999, the Boards of Directors of Federal Trust and the Bank amended their loan policies to allow, on occasion, loans to be made to directors, officers and employees. Loans made by the Bank are also subject to the provisions of Section 22(h) of the Federal Reserve Act. Any credit extended by the Bank to directors, executive officers and, to the extent otherwise permitted, principal shareholders, or any affiliates thereof must be: (i) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the Bank with non-affiliated parties; and (ii) not involve more than the normal risk of repayment or present other unfavorable features.

         In February of this year, Federal Trust loaned five of the Company's directors and officers funds to purchase Federal Trust common stock in the open market. The aggregate amount loaned was $222,477. The largest single loan is $50,440. All five loans are at 8% interest and require only interest payments for three years, at which time the principal comes due. Each of these loans is secured by the Federal Trust common stock purchased with the loans' proceeds.

Transactions With Certain Related Persons

              Since January 1, 1990, Federal Trust has leased its main office from John Martin Bell, a former director and major shareholder. The original term of the lease was for ten years, however the size of the leased premises and amount of annual rent have been modified from time to time. The rent for 1999 was $316,504. Although the lease provides for two ten-year extension periods, Federal Trust has notified the landlord of its intent to not renew. The lease will expire on December 31, 2000, at which time Federal Trust will relocate its main office to a two-story building, which is being constructed on the corner of Morse Boulevard and Pennsylvania Avenue in Winter Park, Florida.

         When a transaction involves Federal Trust and an officer, director, principal shareholder or affiliate, it is Federal Trust's policy that the transaction must be on terms no less favorable to Federal Trust than could be obtained from an unaffiliated party. Any such transactions must be approved in advance by a majority of Federal Trust's independent and disinterested directors. The transactions disclosed above are consistent with this policy.

                                   PROPOSAL II

             RATIFICATION OF APPOINTMENT OF THE INDEPENDENT AUDITORS

         The Board of Directors has appointed KPMG Peat Marwick LLP, to audit the accounts of the Company for the 2000 fiscal year. KPMG Peat Marwick LLP, has served as our independent auditor since the fiscal year ending December 31, 1990, and during this period, has been engaged by the Company to provide certain tax and consultant services. KPMG Peat Marwick LLP, plans to have a representative present at the Annual Meeting who will have the opportunity to make a statement if he or she desires to do so and is expected to respond to shareholders' questions regarding the Company's financial statements. If the appointment is not approved, the Board of Directors will select other independent accountants.

              The Board of Directors recommends that you vote "FOR"
             ratification of the selection of KPMG Peat Marwick LLP
                  as the Company's independent auditors for the
                         year ending December 31, 2000.


                                  PROPOSAL III
                          ADJOURNMENT OF ANNUAL MEETING

         We are seeking your approval to adjourn the Annual Meeting in the event that the number of proxies sufficient to approve Proposals I or II are not received by May 26, 2000. In order to permit proxies that have been received at the time of the Annual Meeting to be voted, if necessary, for the adjournment, the question of adjournment to permit further solicitation of proxies to approve Proposals I or II is being submitted to shareholders as a separate proposal. If it becomes necessary to adjourn the Annual Meeting, and the adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting will be given to the shareholders, other than an announcement made at the Annual Meeting.

                        The Board of Directors recommends
   that you vote "FOR" the approval of the adjournment of the Annual Meeting.



              FINANCIAL STATEMENTS AND OTHER FINANCIAL INFORMATION

         The 1999 financial statements, selected consolidated financial data, and management's discussion and analysis of financial condition and results of operations appear in the Form 10-KSB and the 1999 Annual Report for the fiscal year ended December 31, 1999, which are being mailed to all shareholders along with this Proxy Statement. The financial statements are incorporated herein by reference.

                             SHAREHOLDERS' PROPOSALS

         Proposals of shareholders intended to be presented at the 2001 Annual Meeting should be submitted by certified mail, return receipt requested, and must be received by Federal Trust at its corporate office located at 1211 Orange Avenue, Winter Park, Florida 32787, on or before December 22, 2000, to be eligible for inclusion in next year's Proxy Statement. However, if next year's annual meeting of shareholders is held on a date more than 30 days before or after the corresponding date of the 2000 Annual Meeting, any shareholder who wishes to have a proposal included in the Proxy Statement for that meeting must deliver a copy of the proposal to Federal Trust a reasonable time before the Proxy solicitation is made. Federal Trust reserves the right to decline to include in the Proxy Statement any shareholder's proposal which does not comply with the Proxy rules (Regulation 14A) adopted under the Securities Exchange Act of 1934, as amended.

FEDERAL TRUST CORPORATION
WINTER PARK, FLORIDA

April 21, 2000

                   FEDERAL TRUST CORPORATION - REVOCABLE PROXY
                       2000 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints James V. Suskiewich and Aubrey H. Wright, Jr., and each of them, with full powers of substitution, to act as proxy for, and attorney-in-fact, to vote all shares of the common stock of Federal Trust Corporation. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at The Farmers Market, 200 West New England Street, Winter Park, Florida on Friday, May 26, 2000, at 10:00 a.m., and at any and all adjournments thereof.

The undersigned shareholder of Federal Trust Corporation may revoke this Proxy at any time before it is voted by either filing with the Secretary of Federal Trust Corporation a written notice of revocation, delivering to Federal Trust Corporation a duly executed Proxy bearing a later date, or by attending the Annual Meeting and voting in person.

                  THE FOLLOWING PROPOSALS ARE BEING ACTED UPON:


                                                      FOR     WITHHOLD
PROPOSAL I:  The election of Kenneth W. Hill                  AUTHORITY
as a Class I director, to serve a three-year term,
ending at the 2003 Annual Meeting.                     o          o
Annual Meeting.


                                                      FOR     AGAINST    ABSTAIN
PROPOSAL II: The ratification of KPMG Peat Marwick
LLP, as the  independent  auditors for Federal Trust   o          o         o
Corporation  for the fiscal year ending
December 31, 2000.

                                                      FOR     AGAINST    ABSTAIN
PROPOSAL III: The adjournment of the Annual Meeting
to solicit additional proxies in the event there are    o         o         o
not sufficient votes to approve Proposals I or II.

IN THEIR DISCRETION THE PROXY HOLDER(S) ARE AUTHORIZED TO TRANSACT AND TO VOTE UPON SUCH OTHER BUSINESS as may properly come before this Annual Meeting or any adjournments thereof, unless indicated otherwise by marking this box o.

NOTE: When properly executed, this Proxy will be voted in the manner directed by the undersigned shareholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED.

                                 [Label]



           X_________________________________________________
                  Signature

           X_________________________________________________
                   Signature if held jointly

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, agent, trustee or guardian, please give full title. If shareholder is a corporation, please sign in full corporate name by president or other authorized officer. If shareholder is a partnership, please sign in partnership name by authorized person. The undersigned acknowledges receipt from Federal Trust Corporation, prior to the execution of the Proxy, a Notice of the Annual Meeting, and a Proxy Statement dated April 21, 2000, and the 1999 Annual Report.